UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. ___)*
Bilibili Inc.
(Name of Issuer)
Class Z Ordinary Shares, $0.0001 par value
(Title of Class of Securities)
090040106
(CUSIP Number)
December 31, 2018
Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 090040106

1	Name of Reporting Person: CMC Bullet Holdings Limited I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,191,681*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,191,681*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 5,191,681*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4%**
12	TYPE OF REPORTING PERSON CO

* Includes 4,499,457 American Depositary Shares of the Issuer (“ADSs”).  Each ADS represents one Class Z Ordinary Share.
** Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: CMC Capital Partners, L.P. I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,191,681*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,191,681*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 5,191,681*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4%**
12	TYPE OF REPORTING PERSON PN

* Shares held by CMC Bullet Holdings Limited and includes 4,499,457 American Depositary Shares of the Issuer (“ADSs”).  Each ADS represents one Class Z Ordinary Share.
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: CMC Capital Partners GP, L.P. I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLYOWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,191,681*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,191,681*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 5,191,681*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4%**
12	TYPE OF REPORTING PERSON PN

* Shares held by CMC Bullet Holdings Limited and includes 4,499,457 American Depositary Shares of the Issuer (“ADSs”).  Each ADS represents one Class Z Ordinary Share.
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: CMC Capital Partners GP, Ltd. I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLYOWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,191,681*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,191,681*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 5,191,681*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4%**
12	TYPE OF REPORTING PERSON CO

* Shares held by CMC Bullet Holdings Limited and includes 4,499,457 American Depositary Shares of the Issuer (“ADSs”).  Each ADS represents one Class Z Ordinary Share.
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: LaConfiance Investments Ltd I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization British Virgin Islands
NUMBER OF SHARES BENEFICIALLYOWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,191,681*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,191,681*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 5,191,681*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4%**
12	TYPE OF REPORTING PERSON CO

* Shares held by CMC Bullet Holdings Limited and includes 4,499,457 American Depositary Shares of the Issuer (“ADSs”).  Each ADS represents one Class Z Ordinary Share.
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: LeBonheur Holdings Ltd I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization British Virgin Islands
NUMBER OF SHARES BENEFICIALLYOWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,191,681*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,191,681*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 5,191,681*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4%**
12	TYPE OF REPORTING PERSON CO

* Shares held by CMC Bullet Holdings Limited and includes 4,499,457 American Depositary Shares of the Issuer (“ADSs”).  Each ADS represents one Class Z Ordinary Share.
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: CMC Beacon Holdings Limited I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,569,509
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,569,509
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 22,569,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.3%*
12	TYPE OF REPORTING PERSON CO

* Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: CMC Beacon Ltd. I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLYOWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,569,509*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,569,509*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 22,569,509*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.3%**
12	TYPE OF REPORTING PERSON CO

* Shares held by CMC Beacon Holdings Limited
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: CMC Holdings Ltd. I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLYOWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,569,509*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,569,509*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 22,569,509*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.3%**
12	TYPE OF REPORTING PERSON CO

* Shares held by CMC Beacon Holdings Limited
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: Gold Pioneer Worldwide Limited I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,569,509*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,569,509*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 22,569,509*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.3%**
12	TYPE OF REPORTING PERSON CO

* Shares held by CMC Beacon Holdings Limited
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP  No. 090040106

1	Name of Reporting Person: GRLG Holdings Limited I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization British Virgin Islands
NUMBER OF SHARES BENEFICIALLYOWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,569,509*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,569,509*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 22,569,509*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.3%**
12	TYPE OF REPORTING PERSON CO

* Shares held by CMC Beacon Holdings Limited
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: Brilliant Spark Holdings Limited I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization British Virgin Islands
NUMBER OF SHARES BENEFICIALLYOWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,569,509*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,569,509*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 22,569,509*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.3%**
12	TYPE OF REPORTING PERSON CO

* Shares held by CMC Beacon Holdings Limited
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106

1	Name of Reporting Person: Ruigang Li I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3	SEC USE ONLY
4	Citizenship or Place of Organization China
NUMBER OF SHARES BENEFICIALLYOWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,761,190*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,761,190*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED 27,761,190*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.7%**
12	TYPE OF REPORTING PERSON IN

* Represents (i) 5,191,681 shares held by CMC Bullet Holdings Limited, which includes 4,499,457 American Depositary Shares of the Issuer (“ADSs”), each ADS representing one Class Z Ordinary Share, and (ii) 22,569,509 shares held by CMC Beacon Holdings Limited.
**Based on 218,181,421 Class Z Ordinary Shares outstanding, consisting of (i) 193,117,970 shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on March 28, 2018, and (ii) 25,063,451 shares issued in a private placement on October 3, 2018, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on November 21, 2018.

CUSIP No. 090040106
SCHEDULE 13G

Item 1(a)	Name of Issuer: Bilibili Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices: Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai, People's Republic of China
Item 2(a)
Name of Persons Filing:
CMC Bullet Holdings Limited
CMC Capital Partners, L.P.
CMC Capital Partners GP, L.P.
CMC Capital Partners GP, Ltd.
LaConfiance Investments Ltd
LeBonheur Holdings Ltd
CMC Beacon Holdings Limited
CMC Beacon Ltd.
CMC Holdings Ltd.
Gold Pioneer Worldwide Limited
GLRG Holdings Limited
Brilliant Spark Holdings Limited
Ruigang Li
The shares reported herein are held by (i) CMC Galaxy Bullet Holdings Limited and (ii) CMC Beacon Holdings Limited.
CMC Bullet Holdings Limited is a direct and wholly owned subsidiary of CMC Capital Partners, L.P. The general partner of CMC Capital Partners, L.P. is CMC Capital Partners GP, L.P.  The general partner of CMC Capital Partners GP, L.P. is CMC Capital Partners GP, Ltd. CMC Capital Partners GP, Ltd. is wholly owned by LaConfiance Investments Ltd.  LaConfiance Investments Ltd is wholly owned by LeBonheur Holdings Ltd.  LeBonheur Holdings Ltd is wholly owned by Mr. Ruigang Li.
CMC Beacon Holdings Limited is a direct and wholly owned subsidiary of CMC Beacon Limited. CMC Beacon Limited is wholly owned by CMC Holdings Limited. CMC Holdings Limited is a non wholly-owned subsidiary of Gold Pioneer Worldwide Limited. Gold Pioneer Worldwide Limited holds the interest in CMC Holdings Limited directly and also holds through its wholly-owned subsidiary, GLRG Holdings Limited. Gold Pioneer Worldwide Limited is wholly-owned by Brilliant Spark Holdings Limited. Brilliant Spark Holdings Limited is wholly-owned and controlled by Mr. Ruigang Li.
Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

Item 2(b)	Address of Principal Business Office, or if None, Residence: c/o CMC Capital Partners HK Limited Suite 302, 3/F., Cheung Kong Centre, No. 2 Queen's Road Central, Hong Kong
Item 2(c)
Citizenship:

 CMC Bullet Holdings Limited - Cayman Islands
 CMC Capital Partners, L.P. – Cayman Islands
 CMC Capital Partners GP, L.P. – Cayman Islands
 CMC Capital Partners GP, Ltd. – Cayman Islands
 LaConfiance Investments Ltd – British Virgin Islands
LeBonheur Holdings Ltd – British Virgin Islands
CMC Beacon Holdings Limited – Cayman Islands
CMC Beacon Ltd. - Cayman Islands
CMC Holdings Ltd. - Cayman Islands
Gold Pioneer Worldwide Limited – British Virgin Islands
GLRG Holdings Limited - British Virgin Islands
Brilliant Spark Holdings Limited - British Virgin Islands
Ruigang Li - China

Item 2(d)	Title of Class of Securities: Class Z Ordinary Shares, $0.0001 par value
Item 2(e)	CUSIP Number: 090040106
Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is: Not Applicable.
Item 4	Ownership: (a) through (c): The information requested herein is incorporated by reference to the cover pages to this Schedule 13G.
Item 5	Ownership of Five Percent or Less of the Class: Not Applicable.
Item 6	Ownership of More Than Five Percent on Behalf of Another Person: Not Applicable.
Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: Not Applicable.
Item 8	Identification and Classification of Members of the Group: Not Applicable.
Item 9	Notice of Dissolution of Group: Not Applicable.
Item 10	Certification: Not Applicable.

CUSIP No. 090040106
SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2019

CMC BULLET HOLDINGS LIMITED

By:  /s/Wong Hoi Pong
Name:  Wong Hoi Pong
Title: Authorized Signatory

CMC CAPITAL PARTNERS, L.P.

Acting by CMC Capital Partners GP, L.P., its general partner
Acting by CMC Capital Partners GP, Ltd., its general partner

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

CMC CAPITAL PARTNERS GP, L.P.

Acting by CMC Capital Partners GP, Ltd., its general partner

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

CMC CAPITAL PARTNERS GP, LTD.

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

LACONFIANCE INVESTMENTS LTD

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

LEBONHEUR HOLDINGS LTD

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

CMC BEACON HOLDINGS LIMITED

By:  /s/ Kris Yao
Name:  Kris Yao
Title: Director

CMC BEACON LTD.

By:  /s/ Kris Yao
Name:  Kris Yao
Title: Director

CMC HOLDINGS LTD.

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

GOLD PIONEER WORLDWIDE LIMITED

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

CUSIP No. 090040106

GLRG HOLDINGS LIMITED

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

BRILLIANT SPARK HOLDINGS LIMITED

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

LI RUIGANG

By: /s/ Li Ruigang
Li Ruigang, Individually

CUSIP No. 090040106
EXHIBIT 1
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit 1, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Date:  February 13, 2019

CMC BULLET HOLDINGS LIMITED

By:  /s/Wong Hoi Pong
Name:  Wong Hoi Pong
Title: Authorized Signatory

CMC CAPITAL PARTNERS, L.P.

Acting by CMC Capital Partners GP, L.P., its general partner
Acting by CMC Capital Partners GP, Ltd., its general partner

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

CMC CAPITAL PARTNERS GP, L.P.

Acting by CMC Capital Partners GP, Ltd., its general partner

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

CMC CAPITAL PARTNERS GP, LTD.

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

LACONFIANCE INVESTMENTS LTD

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

LEBONHEUR HOLDINGS LTD

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

CMC BEACON HOLDINGS LIMITED

By:  /s/ Kris Yao
Name:  Kris Yao
Title: Director

CMC BEACON LTD.

By:  /s/ Kris Yao
Name:  Kris Yao
Title: Director

CMC HOLDINGS LTD.

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

GOLD PIONEER WORLDWIDE LIMITED

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

CUSIP No. 090040106

GLRG HOLDINGS LIMITED

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

BRILLIANT SPARK HOLDINGS LIMITED

By:  /s/ Li Ruigang
Name:  Li Ruigang
Title: Director

LI RUIGANG

By: /s/ Li Ruigang
Li Ruigang, Individually